Exhibit 10.2

CONSIDERATION HOLDBACK AGREEMENT

This CONSIDERATION HOLDBACK AGREEMENT (the “Agreement”) is made and entered into effective as of December 30, 2013, by and between FireEye, Inc., a Delaware corporation (“Parent”), and Kevin Mandia, a resident of the state of Pennsylvania (“Holdback Key Employee”). All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

A. Concurrently with the execution of this Agreement, Parent, Mandiant Corporation, a Delaware corporation (“Company”), and certain other parties are entering into that certain Agreement and Plan of Reorganization (the “Merger Agreement”) pursuant to which Parent will acquire for cash and Parent Common Stock ownership of all of the outstanding capital stock of Match (the “Mergers”).

B. After the Mergers, Holdback Key Employee will serve as an employee of Parent or one of Parent’s affiliates.

C. The parties have agreed to execute this Agreement as a supplement to the Merger Agreement to impose additional conditions on Holdback Key Employee’s right to retain a portion of the Merger Consideration (as defined below) issuable to him as a result of the Mergers, and the parties hereby acknowledge and agree that this Agreement is not a service contract and is not intended to govern the terms or conditions of Holdback Key Employee’s employment with Parent or its affiliates.

D. Section 1.6(b)(i) of the Merger Agreement provides that, among other things, at the First Merger Effective Time and without any action on the part of the Parent, Company, or Holdback Key Employee, each share of Company Common Stock will be cancelled and extinguished and shall be converted automatically into the right to receive the Per Share Cash Consideration and the Per Share Stock Consideration, subject to the withholdings for taxes and the Escrow Fund and the Representative Escrow Fund contemplated therein (collectively, the “Merger Consideration”).

E. As a material inducement for Parent to enter into the Merger Agreement and to consummate the Mergers, Parent desires Holdback Key Employee to agree, and Holdback Key Employee is willing to agree, to subject a portion of the Merger Consideration otherwise issuable to such Holdback Key Employee as a result of the Mergers to the terms and subject to the conditions set forth herein and in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, Parent’s entry into the Merger Agreement, the parties agree as follows:

1. Holdback; Conditions for Payment.

1.1 Holdback.

(a) Holdback Key Employee agrees that at the First Merger Effective Time, Parent will hold back a number of shares of Parent Common Stock otherwise payable to Holdback Key Employee under Section 1.6(b)(i) of the Merger Agreement (the “Holdback Consideration”) equal to the whole number of shares of Parent Common Stock, rounded up, obtained by multiplying (i) five hundred thousand (500,000) by (ii) the quotient obtained by dividing (y) the Per Share Consideration by (z) Parent Closing Average Trading Price.

(b) Any amounts of the Holdback Consideration which shall have been released pursuant to this Agreement shall be deemed “Payable Consideration.”

(c) One half (50%) of the Holdback Consideration shall be released and deemed Payable Consideration on the first anniversary of the First Merger Effective Time, subject to Holdback Key Employee’s continued Service (as defined below) through such date.

(d) One half (50%) of the Holdback Consideration shall be released and deemed Payable Consideration on the second anniversary of the First Merger Effective Time, subject to Holdback Key Employee’s continued Service (as defined below) through such date.

Holdback Key Employee shall, for purposes of this Agreement, be deemed to provide “Service” for so long as he remains an employee in good standing of Parent, or with the prior written consent of Parent, one of Parent’s affiliates.

1.2 Distribution of Payable Consideration. The Holdback Consideration held by Parent shall be promptly distributed to Holdback Key Employee to the extent that such Holdback Consideration has become Payable Consideration promptly following the corresponding dates specified in Sections 1.1(c)-1.1(d) of this Agreement.

1.3 Forfeiture of Holdback Consideration to Parent. In the event that Holdback Key Employee’s Service terminates at any time after the Closing, then all of the Holdback Consideration that has not become Payable Consideration prior to the date of such termination shall be automatically forfeited by Holdback Key Employee and released to Parent.

1.4 Accelerated Payment of Holdback Consideration. All of the Holdback Consideration, if any, that has not theretofore been released to Holdback Key Employee pursuant to Sections 1.1(c)-1.1(d) shall immediately become Payable Consideration, shall be immediately paid to such Holdback Key Employee, and shall no longer be subject to forfeiture pursuant to Section 1.3 of this Agreement (i) upon the occurrence of Holdback Key Employee’s death or total and permanent Disability, as that term is defined in Section 22(e)(3), of the Internal Revenue Code of 1986, as amended, or (ii) in the event that Employee’s employment with the Company is involuntarily terminated other than for “Cause” (as such term is defined in the Company’s Change of Control Severance Policy for Officers) or Employee terminates employment following a breach by the Company of Section 2 of Employee’s offer letter of even date herewith (including a termination for “Good Reason”, as such term is defined in the Change of Control Severance Policy, following a change of control of the Company).

1.5 Tax Reporting. Except as otherwise required by applicable law, the parties hereto agree that all payments of Holdback Consideration hereunder shall, for the purposes of all federal, state and local tax and tax reporting purposes, be treated by Parent as paid in exchange for Holdback Key Employee’s Company Capital Stock (except to the extent of any imputed interest) and not as compensation for Services, provided that Holdback Key Employee’s Company Capital Stock is held as a capital asset. Notwithstanding the foregoing, no partying is making any representations or warranties regarding the tax treatment of the Holdback Consideration, and each party is relying solely on its own tax advisors.

1.6 Withholding Tax. Subject to Section 1.5, to the extent that any tax is required to be withheld by Parent or any of its affiliates in connection with the payment of any Holdback Consideration to Holdback Key Employee, Parent shall be entitled, but shall not have the obligation, to withhold the amount of such taxes from any amount of the Holdback Consideration otherwise payable or issuable to Holdback Key Employee pursuant to the Merger Agreement.

1.7 Dividend and Voting Rights. During any period in which shares of Parent Common Stock constitute Holdback Consideration, Employee shall have the right to (i) receive any cash dividends declared thereupon (any stock dividends declared shall be deemed additional Holdback Consideration and released to Employee or forfeited as otherwise provided hereinabove) and (ii) vote any such shares in his discretion with respect to each matter for which shareholder vote is sought by the Company.

2. Remedies and Conflict Resolution.

Each party to this Agreement agrees that (i) if it breaches its obligations under this Agreement, the damage to the other party may be substantial, although difficult to ascertain, and money damage will not afford the other party an adequate remedy, and (ii) if it is in breach of any provision of this Agreement, or threatens a breach of this Agreement, the other party shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Agreement.

3. Miscellaneous.

3.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or by email); provided, however, that notices sent by mail will not be deemed given until received:

If to Parent:	FireEye, Inc. 1440 McCarthy Boulevard Milpitas, CA 95035 Attn: General Counsel Telephone: (408) 321-6300 Facsimile: (480) 321-9818

With a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market, Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Mike Ringler and Melissa Hollatz

Telephone: (650) 493-9300

Facsimile: (650) 493-6811

If to the Company (prior to the Closing):	Mandiant Corporation 2318 Mill Road Suite 500 Alexandria, VA 22134 Attn: General Counsel Telephone: (703) 683-3141 Facsimile: (703) 683-2891

With a copy to:	Jamie Leigh Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800 Telephone: (415) 693-2190 Facsimile: (415) 693-2222

3.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

3.3 Entire Agreement. This Agreement, the Merger Agreement, and the Related Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

3.4 No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

3.5 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates provided that Parent remains ultimately liable for all of Parent’s obligations hereunder.

3.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

3.7 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

3.8 Conflict. In the event of a conflict between the terms of this Agreement and the Merger Agreement, the terms of the Merger Agreement shall govern.

3.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

3.10 Consent to Jurisdiction. Each of the parties hereto who is a resident of the United States of America irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

3.11 Merger. In the event the Mergers are not consummated and the Merger Agreement is terminated in accordance with its terms, this Agreement shall be null and void.

IN WITNESS WHEREOF, the parties have caused this Consideration Holdback Agreement to be duly executed on the date and year first above written.

PARENT

By:	/s/ David DeWalt
Name:	David DeWalt
Title:	CEO & Chairman of the Board

IN WITNESS WHEREOF, the parties have caused this Consideration Holdback Agreement to be duly executed on the date and year first above written.

HOLDBACK KEY EMPLOYEE

Kevin Mandia
Print Name

/s/ Kevin Mandia
Signature